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                               UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION

                           Washington, D.C. 20549

                                  FORM 15

 CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.


                             Commission File Number        333-52021
                                                   ----------------------------


            Prudential Securities Secured Financing Corporation
-------------------------------------------------------------------------------
           (Exact name of registrant as specified in its charter)


        One New York Plaza, New York, New York 10292, (212) 778-1000
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       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


PeopleFirst.com Vehicle Receivables Owner Trust 2000-1 Class A-1 Asset-Backed Notes, Class A-2 Asset-Backed Notes, Class A-3 Asset-Backed Notes and Class
A-4 Asset-Backed Notes
-------------------------------------------------------------------------------
          (Title of each class of securities covered by this Form)


                                    None
-------------------------------------------------------------------------------
    (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

       Rule 12g-4(a)(1)(i)      [ ]        Rule 12h-3(b)(1)(i)      [ ]
       Rule 12g-4(a)(1)(ii)     [ ]        Rule 12h-3(b)(1)(ii)     [ ]
       Rule 12g-4(a)(2)(i)      [ ]        Rule 12h-3(b)(2)(i)      [ ]
       Rule 12g-4(a)(1)(ii)     [ ]        Rule 12h-3(b)(2)(ii)     [ ]
                                           Rule 15d-6               [x]

       Approximate number of holders of record as of the certification or notice date: 30 or less

       Pursuant to the requirements of the Securities Exchange Act of 1934 (Name of registrant as specified in charter) has caused this certification/ notice to be signed on its behalf by the undersigned duly authorized person.


Date:    January 30, 2001                       By:/s/ Clay Lebhar
       ------------------------------           -------------------------------
                                                       Clay Lebhar

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.

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